Exhibit 16.1

Sherb & Co. LLP

805 Third Avenue

New York, New York 10022

telephone 212-838-5100

telecopier 212-838-2676

May 13, 2005

Office of the Chief Accountants

SECPS Letter File

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Geotec Thermal Generators, Inc. (the “Company”)

Ladies and Gentlemen:

We were previously the independent registered accounting firm for the Company until our resignation on April 22, 2005. We reported on the consolidated financial statements of the Company and its subsidiaries as of December 31, 2004 and for the years ended December 31, 2003 and 2004. We have read the Company’s statements contained in Item 4.01 of its Form 8-K/A dated May 13, 2005 to be filed with the Securities and Exchange Commission and we agree with such statements.

Sincerely,

Sherb & Co. LLP

/s/ Sherb & Co. LLP